Exhibit 10.1(e)

LONE STAR TECHNOLOGIES, INC.

Amendments to the 1985 Long-Term Incentive Plan
Approved by the Board of Directors on March 20, 2001 and Shareholders on May 8, 2001

             Section 3 of the Plan is amended by amending the first sentence of said Section to read as follows (the new language is in bold type):  “The aggregate number of shares of stock which may be issued under the Plan shall not exceed four million seven hundred thousand (4,700,000) shares of Common Stock.”

             Section 8 of the Plan is amended by amending the first three sentences of said Section to read as follows (the new language is in bold type):

             “Non-executive directors shall not be eligible to participate in the Plan beyond the granting of Options; further, not more than 1,250,000 shares of Common Stock may be issued under Options awarded to non-executive directors.  Only shares of Common Stock issued upon exercise of Options which, when granted, were granted to individuals who were at the time non-executive directors shall be deemed ‘issued under Options awarded to non-executive directors.’  Shares issued to non-executive directors under Options granted when they were participants shall not count towards the 1,250,000 share limitation provided in this Section.”

             Section 10 of the Plan is amended by adding at the end of subsection (c) of Section 10 the following language:

“Notwithstanding anything in this Section 10 to the contrary, if the employment of the Chief Executive Officer of the Company (the ”CEO”) is terminated by the Company without Cause or is terminated by the CEO with Good Reason (such capitalized terms are defined in an employment agreement between the Company and the CEO in effect at that time or, in the absence of such an agreement, are defined in Section 15 hereof) one-half of all unvested Options held by the CEO shall become fully exercisable upon the date of such termination for up to 100% of the unexercised shares under those Options, the other half of the unvested Options held by the CEO shall become fully exercisable upon the second anniversary of the date of such termination, or such earlier date that the Board of Directors or Committee may, in its discretion, determine, for up to 100% of the unexercised shares under those Options, and each Option held by the CEO may be exercised within 36 months following the date of such termination (but not more than ten years from the date such Option was granted) to the full extent such Option is exercisable.  If the CEO dies during that 36-month period without having fully exercised his Option, the Option may be exercised within the 36 months following the CEO’s death (but not more than ten years from the date such Option was granted) by the CEO’s estate or by a person who acquired the right to exercise such Option by will or the law of descent, to the full extent such Option is exercisable.”

             Section 15 of the Plan is amended by amending and restating subsection (a) of Section 15 to read in its entirety as follows (the new language in the amended and restated subsection (a) is in bold type):

“Notwithstanding any other provision in this Plan:

(a)(i)  If a participant’s employment by the Company or a subsidiary is involuntarily terminated without Cause or is voluntarily terminated with Good Reason within two years after the occurrence of a Change in Control of the Company, or (ii) if a participant’s employer ceases to be a subsidiary of the Company and that participant does not immediately thereafter become an employee of the Company or another subsidiary:

(A)     each Option (including any stock appreciation rights) held by that participant shall become fully exercisable for up to 100% of the unexercised shares under the Option and that participant shall be entitled within 36 months (or any later period applicable under paragraph (c) of Section 10) following the date of the termination of his employment or the date on which his employer ceases to be a subsidiary (but not more than ten years from the date the Option was granted) to exercise the Option to the full extent the Option is exercisable;

(B)     the restrictions applicable to any restricted stock awarded to that participant shall lapse and such restricted stock shall become fully vested and transferable to the full extent of the original grant; and

(C)    any performance units awarded to that participant shall be considered to be earned and payable in full.

(iii)       In the event of the occurrence of a Change in Control of the Company:

(A)   (1) one-half of all unvested Options (including any stock appreciation rights) held by the CEO shall become fully exercisable upon such occurrence for up to 100% of the unexercised shares under those Options and (2) the other half of the unvested Options (including any stock appreciation rights) held by the CEO shall become fully exercisable upon the second anniversary of such occurrence, or such earlier date that the Board of Directors or Committee may, in its discretion, determine, for up to 100% of the unexercised shares under those Options;

(B)   (1)  the restrictions applicable to one-half of all unvested restricted stock awarded to the CEO shall lapse upon such occurrence and such restricted stock shall become fully vested and transferable to the full extent of the original grant and (2) the restrictions applicable to the other half of the unvested restricted stock awarded to the CEO shall lapse upon the second anniversary of such occurrence, or such earlier date that the Board of Directors or Committee may, in its discretion, determine, and such restricted stock shall become fully vested and transferable to the full extent of the original grant;

(C)     (1)  one-half of any performance units awarded to the CEO shall be considered to be earned and payable in full upon such occurrence and (2) the other half of the performance units awarded to the CEO shall be considered to be earned and payable in full upon the second anniversary of such occurrence, or such earlier date that the Board of Directors or Committee may, in its discretion, determine; and

(D)        if the CEO’s employment by the Company is involuntarily terminated without Cause or is voluntarily terminated with Good Reason within two years after the occurrence of a Change in Control of the Company, each Option held by the CEO shall become fully exercisable for up to 100% of the unexercised shares under the Option and the CEO shall be entitled within 36 months (or any later period applicable under paragraph (c) of Section 10) following the date of the termination of his employment (but not more than ten years from the date the Option was granted) to exercise the Option to the full extent the Option is exercisable, the restrictions applicable to restricted stock awarded to the CEO shall lapse and such restricted stock shall become fully vested and transferable to the full extent of the original grant, and performance units awarded to the CEO shall be considered to be earned and payable in full.”